Petro River Provides Regional & Corporate Update

HOUSTON, TX – October 1, 2014. Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”) is pleased to provide an update on ongoing regional development in the Mississippian Lime as well as corporate activities.

There have been significant transactions in the Mississippian Lime recently, highlighting new operating companies and investment groups entering the basin. Petro River remains confident in its recent acquisition of the Pearsonia West Concession (“Pearsonia West” or the “Concession”) in Osage County, Oklahoma and considers this recent activity a positive signal.

Daniel Smith, Executive Vice President, commented, “The recent increase in transactions in the Mississippi Lime is an important indication that both investors and the industry are becoming more optimistic, as the technical understanding and experience is beginning to pay off. With our technical and operations team in place, we are uniquely positioned as an early-mover to leverage our team of Mississippi Lime experts to economically develop the Pearsonia West, our core asset.”

Transaction Activity in the Mississippian Lime

To date in September, there have been two important transactions in the Mississippian Lime. First, Eagle Energy Exploration LLC issued a press release announcing the signing of a definitive agreement to acquire oil and gas assets in Oklahoma’s Mississippian Lime play from Fairway Resources Partners II, LLC for $195 million.  The properties include approximately 20,000 net acres in Alfalfa, Grant, and Wood counties with current production from the Mississippian Lime.  Second, Stratex Oil & Gas issued a press release announcing a 35,000 acre joint development agreement in the Mississippian Lime with Eagle Oil & Gas Co. and Eagle Dodge City Partners, LP (both private) to earn up to a 50% working interest.  Financial details of the transaction were not disclosed.

Ruben Alba, Executive Vice President, added, “In addition to substantial transactions in the Mississippian Lime, companies such as Sandridge and Range Resources are reporting positive results in the region according to their public filings. Through technical development, these companies are lowering costs and seeing more consistency in well performance and therefore predictability of economics.”

The Pearsonia West Concession

On May 30, 2014 Petro River acquired a control position in Bandolier Energy LLC (“Bandolier”), a company formed to acquire, operate and exploit the Pearsonia West Concession in Osage County, Oklahoma. Bandolier owns a 100% working interest in the Concession, and this core asset is the company’s development focus. Pearsonia West comprises the largest contiguous oil and gas acreage position in Northeastern Oklahoma at approximately 106,500 acres The Concession has substantial original oil in place and stacked reservoirs, with exploratory and development opportunities that can be accessed through both horizontal and vertical drilling.

Significant infrastructure is already in place, including 32 square miles of 3D seismic, 3 phase power, and a dedicated sub-station, as well as multiple oil-producing horizontal wells. Offset producers include large independents who have drilled multiple horizontal Mississippian Lime wells. Under the Concession, the Mississippian Lime formation consists of several different proven oil reservoirs, including the Mississippian Chat, Osage A, and Osage B interval.

Daniel Smith commented, “Pearsonia West contains various types of oil reservoir characteristics to which we can apply multiple completion methodologies. We have operational expertise in many producing areas that we look forward to utilizing within the Concession with our partners.”

Financing Activities

On December 12, 2013 Petro River closed a private placement with Petrol Lakes Holding Limited (“Petrol Lakes”) for $6.5 million. Petrol Lakes is an investment group based in China with strategic ties to the country’s oil and gas industry. On July 3, 2014 Petro River entered into a memorandum of understanding (“MOU”) with Sichuan Renzhi Oilfield Technology Services Co. Ltd. (“RZ”), a corporation incorporated under the laws of the People’s Republic of China and traded on the Shenzhen Stock exchange. The MOU sets forth a framework for the (i) sale of an interest in Pearsonia West and (ii) joint development of oil and gas technology and properties with an aggregate investment by RZ of $87,500,000. As of this update, Petro River and RZ have not entered into any definitive documentation with respect to these proposed transactions.

About Petro River

Petro River Oil Corp. (OTCBB: PTRC) is an independent exploration and production company focused on applying modern technologies to both conventional and non-conventional oil and gas assets. Petro River’s core holdings are in the Midcontinent region in Oklahoma. The company’s operations are currently focused on the Mississippian Lime Play, capitalizing on the experience, knowledge and drilling techniques of a team of global industry leaders with expertise in the basin. Petro River is driven to utilize its expertise in similar formations both in the region and globally and exploit hydrocarbon prone resources in tight formations and conventional plays to create value for the company and its shareholders. For more information, please visit our website: www.petroriveroil.com

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.

The forward-looking statements contained in this news release are made as of the date of this news release. Petro River disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made, by third parties in respect of the matters discussed above.

Investor Relations:

mhull@petroriveroil.com

496-828-3900

www.petroriveroil.com